Exhibit 4.1

THE L.S. STARRETT COMPANY

2012 EMPLOYEES’ STOCK PURCHASE PLAN

Section 1.	Purpose and Scope of Plan.

The L.S. Starrett Company 2012 Employees’ Stock Purchase Plan (the “Plan”) is intended to provide a convenient means by which eligible employees of The L.S. Starrett Company (the “Company”) and of such subsidiaries of the Company as the Board of Directors of the Company may from time to time designate (“participating subsidiaries”) may save regularly through voluntary, systematic payroll deductions and use such savings to purchase shares of stock of the Company (“Stock”) at an option price, and thereby acquire an interest in the future of the Company.  For all purposes of the Plan, the term “Stock” shall include Class A Common Stock of the Company and, to such extent (if any) as the Board of Directors of the Company may determine consistent with the purposes of the Plan, Class B Common Stock of the Company.  The principal difference between the Class A Stock and the Class B Stock is their respective voting rights.  Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time.   Like previous plans that have been in effect for many years, the primary purpose of the Plan is to provide a convenient means for eligible employees to acquire an interest in the future of the Company by purchasing its Stock at an option price.  The Plan contains substantially the same operative provisions as the 2012 Employees' Stock Purchase Plan.  The purpose of the Plan is to help provide personnel a nest egg for retirement.  The Plan is not intended to be used as a buy and sell plan while the participant is actively employed.  The Plan allows each participant to acquire shares of Stock at a favorable price to accomplish this purpose.

For these purposes, the Company has established this Plan under which it will issue an aggregate of not more than 500,000 authorized but unissued shares of Class A or Class B shares of Stock pursuant to the exercise of options granted only to employees who meet the eligibility requirements set forth in Section 2 hereof.  Said options shall, subject to the Company’s right to discontinue the Plan at its discretion at any time, be granted by the Company from time to time over a five-year period commencing with the effective date of the Plan as specified in Section 20 hereof.

For purposes of the Plan, the term “subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as it may from time to time be amended (the “Code”).

Section 2.	Eligible Employees.

Each employee of the Company (and of its subsidiaries designated to participate in the Plan) having at least six months of continuous service on the date of grant of an option will be eligible to participate in the Plan, subject to the provisions of Section 19 hereof.  Individuals who are not employees of the Company or of a subsidiary (including, for the avoidance of doubt, non-employee directors of the Company or of a subsidiary) are not eligible to participate.

Section 3.	Term of Options.

Subject to the terms of the Plan, each option under the Plan will, unless exercised pursuant to the terms of the Plan, expire two years from the date of its grant.

Section 4.	Purchase Price.

The purchase price of the Stock issued pursuant to the exercise of an option granted under the Plan shall be 85% of the fair market value of the Stock at (i) the time of grant of the option or (ii) the time at which such option is exercised, whichever is less.  The fair market value of the Stock shall be determined by the Company.

Section 5.	Number of Shares.

Each employee will be entitled to purchase a maximum of 9,600 shares under the Plan, subject to proportionate reduction in the event the number of shares then being offered under the Plan is over-subscribed.  In addition, no employee will be granted an option that would permit him or her to purchase shares (under the Plan and all Employee Stock Purchase Plans of the Company and its subsidiaries) to accrue at a rate that exceeds $25,000 in fair market value of stock (determined at the time of grant) for each calendar year during which the option is outstanding.

Section 6.	Method of Participation.

The Company will notify eligible employees of its intention to grant options and each employee will indicate the number of shares for which he or she wishes to subscribe.  Thereafter, the Company will formally grant options for a specified number of shares, exercisable on a specified date two years from the date of grant.

Section 7.	Method of Payment.

An employee who receives an option will authorize payroll deductions to be made from his or her compensation over the two year term of the option.  The employee may make advance cash payments in any amount at any time during the two years, but such advance cash payments shall not accelerate the exercise of the option.

For the avoidance of doubt, such payroll deduction authorization may provide for a suspension or reduction in payroll deductions during specified periods (for example, during unpaid leaves of absence, while a loan or hardship withdrawal from the Company’s 401(k) plan is outstanding) provided that such suspensions and reductions are made available and administered in a manner that is consistent with Section 19 below.

Section 8.	Rights as Shareholders.

The employee will not have any rights as a shareholder and will not receive dividends with respect to any shares subject to option until he or she has been issued the shares.

Section 9.	Exercise of Option.

The employee may exercise an option by giving written notice to the Company specifying the number of shares he or she wishes to purchase, and representing that the stock is being acquired for investment and not with any existing intention to resell the stock.  The Company is obligated as soon as practicable after receipt of this notice to apply the employee’s accumulated payroll deductions and any additional cash contributions under the Plan to the purchase price of the shares and to issue and deliver the shares and return any surplus payments, Notwithstanding anything herein to the contrary, the Company's obligation to issue and deliver shares of Stock under the Plan shall be subject to the receipt of any governmental approval and to applicable New York Stock Exchange requirements.

Section 10.	Interest.

Interest will be payable by the Company on any payroll deductions and additional cash contributions accumulated under the Plan.  Interest will be computed at a rate determined by the Company.

Section 11.	Right to Cancel.

An employee may cancel all or any part of his or her options under the Plan at any time prior to exercise, but if he or she holds more than one option, the options must be canceled in reverse chronological order of their dates of grant.  Upon such cancellation, payments made by the employee with respect to the canceled options will be returned to the employee with interest.

Section 12.	Termination of Employment.

If an employee holds an option at the time his or her employment with the Company or its subsidiaries is terminated either through retirement with the consent of the Employer within three months of the date such option becomes exercisable, or by death whenever occurring, such employee or his or her legal representative by written noticed delivered to the Company on or before the option exercise date may either cancel the option and receive, with interest, the total amount of payments made by the employee or pay the amount which is necessary to complete payment for the shares.  The failure of the employee or his or her legal representative to file a written notice will be treated as an election to cancel the options and receive the payments due on cancellation.  Upon termination of employment with the Company for any other reason, all options held by an employee will terminate and any payments made with respect thereto will be returned to the employee with interest..

Section 13.	Employee's Rights Not Transferable.

All employees granted options under the Plan will have the same rights and privileges.  Each employee’s rights will be exercisable during the employee’s lifetime only by the employee and may not be sold, pledged, assigned or otherwise transferred.  An employee’s violation of these restrictions may lead to termination of his or her options by the Company.

Section 14.	Employment Rights.

Nothing in the Plan is to be construed so as to give any employee the right to be retained in the service of the Company or any subsidiary nor to give the Company or any subsidiary the right to require the employee remain in its service or to interfere with an employee’s right to terminate employment at any time.

Section 15.	Change in Capitalization.

In the event there is a change in the outstanding stock of the Company due to a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the Plan and under any outstanding options, as well as the option price, will be appropriately adjusted, but only if the Company determines that the adjustment will not constitute a modification of options granted under the Plan or otherwise disqualify the Plan under Section 423 of the Code.

Section 16.	Administration of the Plan.

The Company will administer the Plan, determine all questions arising thereunder and adopt, administer and interpret the rules and regulations relating to the Plan as it deems necessary or advisable.

Section 17.	Amendment and Termination of the Plan.

The Company will have the right to amend the Plan at any time, but cannot make a Plan amendment relating to the aggregate number of shares available under the Plan  or the class of employees eligible to participate without the approval of the holders of the Company’s Common Stock.  If the Company terminates the Plan, it may leave outstanding options in place or provide for acceleration of the option exercise date.

Section 18.	Approval of Stockholders.

The Plan shall not have any force or effect unless it shall have been approved within 12 months before or after its adoption by the Board of Directors by a majority of the votes cast at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding Stock is, either in person or by proxy, present and voting on the Plan.

Section 19.	Compliance with Code.

Notwithstanding any other provisions of the Plan:

No option shall be granted hereunder which could cause the Plan or any other options issued hereunder to fail to qualify under Section 423 of the Code.  Without limiting the foregoing, all employees granted options under the Plan shall have the same rights and privileges, subject to and consistent with the provisions of Section 423(b)(5) of the Code.

Any director of the Company or of a subsidiary who is not an employee of the Company or of a subsidiary, and any employee who immediately after the grant of an option to him or her is determined (in accordance with the provisions of Sections 423 and 424(d) of the Code) to own Stock possessing 5% or more of the total combined voting power or value of all classes of Stock of the Company or of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall not be eligible to purchase Stock pursuant to the Plan.

No employee shall be granted an option under the Plan that would permit his rights to purchase shares of Stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations, as defined in Section 424 of the Code, to accrue at a rate that exceeds $25,000 in fair market value of such Stock (determined at the time the option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time.

Section 20.	Effective Date.

The effective date of the Plan shall be October 17, 2012.

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